EXHIBIT A

Transactions in the Issuer During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Person. All such transactions were effected in the open market through brokers and the price per share is net of commissions.

SHARES

Trade Date	Shared Purchased (Sold)	Price Per Share ($)
7/19/2013	100,000	26.24
7/19/2013	600,000	26.25
7/22/2013	50,000	26.12
7/22/2013	100,000	26.02
7/22/2013	25,000	25.98
7/22/2013	70,000	25.80
7/22/2013	30,730	25.90
7/22/2013	272,993	25.91
7/23/2013	100,000	25.74
7/23/2013	525,000	25.66
7/24/2013	373,396	25.63
7/31/2013	43,457	25.86
7/31/2013	(11,141)	25.97
7/31/2013	(13,303)	25.83
8/1/2013	46,879	25.72
8/2/2013	13,300	25.47
8/7/2013	2,700	24.92
8/14/2013	763,937	25.65
8/14/2013	(665)	25.53
8/15/2013	326,203	25.60
8/16/2013	1,805,994	26.59
8/19/2013	319,552	26.73
8/20/2013	175,000	26.74

8/21/2013	220,000	26.23
8/21/2013	(796)	26.33
8/22/2013	(165,000)	26.75
8/23/2013	200	26.65
8/26/2013	164,800	26.57
8/28/2013	72,400	25.81
9/4/2013	288,000	25.96
9/4/2013	150,000	25.90
9/5/2013	(7,900)	25.92
9/6/2013	3,000	25.94
9/6/2013	21,800	25.99
9/9/2013	123,700	26.29
9/9/2013	26,300	26.27
9/10/2013	167,757	26.42
9/10/2013	322,950	26.56
9/10/2013	88,400	26.60
9/11/2013	175,000	26.61
9/11/2013	125,000	26.68
9/13/2013	182,900	27.69
9/13/2013	45,848	27.70
9/13/2013	631,124	28.32
9/13/2013	100,000	28.57
9/13/2013	250,000	28.23
9/13/2013	(100)	28.71
9/13/2013	(100,000)	28.60
9/16/2013	5,871	28.42
9/16/2013	24,299	28.37
9/16/2013	13,400	28.19
9/16/2013	20,671	28.21
9/16/2013	450,000	28.30